EXHIBIT 1.01

STRATTEC SECURITY CORPORATION
CONFLICT MINERALS REPORT
REPORTING YEAR:  2015

This Conflict Minerals Report of STRATTEC SECURITY CORPORATION (the "Company" or "Strattec") for calendar year 2015 is filed in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934, as amended (the "1934 Act").

Rule 13p-1 was adopted by the Securities and Exchange Commission ("SEC") to implement the reporting and disclosure requirements relating to conflict minerals in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act").  Section 1502 of the Dodd-Frank Act was adopted because the mining of conflict minerals in the Democratic Republic of the Congo, Angola, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania and Zambia (each a "Covered Country") was contributing to funding activities of violence in this region.

Under Rule 13p-1, disclosure requirements apply to an SEC registrant if any conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured during the calendar year covered by the report.  Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten and gold ("Conflict Minerals").  If the registrant has reason to believe that any such necessary Conflict Minerals may have originated in a Covered Country and has reason to believe that they may not be from recycled or scrap sources, or if the registrant is unable to determine the country of origin of the Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals' source and chain of custody.  A Conflict Minerals Report includes a description of those due diligence measures.

Pursuant to Rule 13p-1, the Company undertook due diligence measures on the source and chain of custody of the necessary Conflict Minerals in our products which we had reason to believe may have originated from the Covered Countries and which may not have come from recycled or scrap sources, to determine whether such products were "DRC conflict free" within the meaning of Rule 13p-1.  These due diligence measures are a continuation of the reasonable country of origin inquiry the Company conducted in calendar years 2013 and 2014.  Strattec continued this reasonable country of origin inquiry during calendar year 2015 to determine the country of origin for any necessary Conflict Minerals present in its products.

Company Overview.

The Company designs, develops, manufactures and markets automotive access control products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches (including trunk latches, liftgate latches, tailgate latches, side door latches and related hardware), power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products (collectively, the "Products").  Management of our supply base is handled by separate internal employee buyers who are responsible for the purchase of a particular type of part, component or raw material from our supply base.  Our individual buyers are part of Strattec's purchasing department which is led by Purchasing Managers and, ultimately, our Director of Purchasing.

We do not purchase raw ore or unrefined Conflict Minerals and we make no purchases directly from any Covered Country.  Further, the Company is several levels removed from the actual mining of Conflict Minerals.  The Company is filing this Report because, for calendar year 2015, it has been unable to determine whether certain parts, components and raw materials used in the production of some of the Products contain necessary Conflict Minerals that originated in a Covered Country.  This Report includes an independent private sector audit, a copy of which is attached as Exhibit A to this Report.

Summary of Strattec's Due Diligence and Reasonable Country of Origin Process.

We conducted an analysis of our Products and determined that necessary Conflict Minerals are found in various components, parts and raw materials used in the manufacture of the Products.  Necessary Conflict Minerals are found in the following Products that we manufacture or contract to have manufactured:

•	electronic control modules;
•	printed circuit board assemblies;
•	electric motors, electric actuators and electrical clutches;
•	switches and solenoids;
•	metallic inserts and metal fasteners and terminals;
•	coatings on metal parts; and
•	raw metal steel strip with tin coating.

As a result, during calendar year 2013 the Company began performing due diligence measures on the source, chain of custody and country of origin of the Conflict Minerals contained in the Products it manufactures or contracts to have manufactured and continued performing those due diligence measures during calendar years 2014 and 2015 and the first part of calendar year 2016.  These due diligence measures were developed in conjunction with the OECD Due Diligence Guide for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition (2013) and the related supplements for gold and for tin, tantalum and tungsten (the "OECD Due Diligence Guide"), specifically as it relates to our position in the conflict minerals supply chain as a "downstream" purchaser.

In connection with the OECD Due Diligence Guide referenced above, the Company has implemented a conflict minerals sourcing program designed to address the following five-step framework described in the OECD Due Diligence Guide.  In support of each item in this five-step framework, Strattec has implementing the procedures and processes listed below under each applicable step in this five-step framework.

(1)           Maintaining strong company management systems.

•	Strattec has established a conflict minerals group led by the Company's Director of Purchasing and involving various management level personnel in Strattec's supply chain and buying group;
•	Strattec uses internal and third party due diligence tracking tools and other guides to identify necessary Conflict Minerals and the smelters that process Strattec's necessary Conflict Minerals (including the Electronic Industry Citizenship Coalition Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Reporting Template (the "EICC Reporting Template");
•	Strattec has modified its supplier terms and conditions of purchase to include certain provisions so that current and future suppliers are obligated to comply with Strattec's Conflict Minerals sourcing guidelines and to assist Strattec in complying with Rule 13p-1;
•	Strattec has updated and modified its Supplier Quality Policy, which is provided to all of the suppliers in Strattec's supply base, to include provisions requiring suppliers to cooperate with, and assist, Strattec in its compliance and reporting obligations under Rule 13p-1; and
•	Strattec requires its conflict minerals group to comply with the Company's record retention program requirements, which have been modified to cover records, correspondence and checklists related to its Conflict Minerals program.

(2)           Identifying and assessing risks in Strattec's supply chain.

•	Strattec's individual internal buyers identify suppliers of Strattec that supply products that may contain necessary Conflict Minerals;
•	Strattec personnel conduct supplier inquiries to complete the EICC Reporting Template and applicable Strattec buyers make numerous follow up inquiries (both orally and in writing) to obtain missing information, to clarify responses or to address incomplete responses from suppliers;
•	Strattec analyzes any supporting documentation received from applicable suppliers regarding the source of necessary Conflict Minerals in the components, parts and raw materials that they supply to Strattec to determine the sufficiency and credibility of each applicable supplier's representations to Strattec as to the source of necessary Conflict Minerals; and
•	Strattec personnel document the country of origin information for smelters included in supplier surveys based upon supplier inquires, third party data (including from Strattec's business partners, such as Delphi, ADAC Automotive and WITTE Automotive), and independent audit programs, and through direct statements from smelters on websites, in third party audits or otherwise. In addition to written inquiries of Strattec's supply chain, Strattec personnel analyzed statements from suppliers (which are required as part of Strattec's production part approval process) that disclose and quantify the chemical content and hazardous material incorporated into the supplier's finished product (i.e., material data sheets) to confirm whether such components, parts or raw materials contain necessary Conflict Minerals.

(3)           Executing a strategy to respond to identified risks in the supply chain.

•	Strattec maintains a supplier risk management process that includes continual due diligence inquiries and reviews of suppliers in its supply chain that may source any necessary Conflict Minerals from a Covered Country;
•	Strattec monitors and tracks suppliers who are identified as not meeting the requirements of Strattec's supplier quality manual or who have not responded with all necessary information requested by Strattec as part of its due diligence inquiry;
•	Strattec personnel work with applicable suppliers to bring them into compliance with Strattec's Supplier Quality Policy and obtaining all necessary information requested by Strattec as part of its due diligence inquiry;
•	Supply chain personnel provide progress reports on Strattec's Conflict Minerals compliance programs with members of the Company's executive team, including its Chief Financial Officer; and
•	Commencing with 2015, Strattec has obtained, in accordance with Rule 13p-1, an independent private sector audit of this Report.

(4)           Supporting the development and implementation of independent third party audits of smelters' and refiners' sourcing programs.

•	Strattec supports and encourages compliance with Rule 13p-1 through publicity of its Conflict Minerals programs and working with industry trade organizations and its customers in promoting compliance with responsible supply chain sourcing programs designed to encourage and respect human rights; and
•	Strattec coordinates compliance efforts with its business partners, including Delphi, ADAC Automotive and WITTE Automotive, in confirming data regarding the conflict free status of applicable smelters.

(5)           Reporting on Strattec's supply chain due diligence process.

•	Strattec publicly communicates Strattec's Conflict Minerals sourcing programs on its website through its Supplier Quality Policy; and
•	Strattec reports annually on Strattec's supply chain due diligence activities in its required SEC filings.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Additionally, due diligence of the supply chains of each of Strattec's components or raw materials is being conducted locally by designated employees of Strattec who serve as the Company's buyer for the particular part, component or raw material by contacting each of our suppliers that provide those parts, components or raw materials that are likely to contain necessary Conflict Minerals.  Specifically, each of these buyers assembled a list of their supplier base for calendar 2015 and undertook due diligence and reasonable country of origin inquiries of such supplier base in order to determine whether the particular raw material, component or part purchased from the supplier contains necessary Conflict Minerals and whether such Conflict Minerals originated in a Covered Country.  These employees were educated on Rule 13p-1 and the related guidance prior to commencing, and during the performance of, their respective due diligence efforts and were provided sample templates, correspondence and other materials to use in making the inquiries of Strattec's supplier base.

These individual Strattec buyers then contacted each supplier they administer and asked them to provide information on (1) the necessary Conflict Minerals contained in each of the parts, components or raw materials supplied by that supplier to Strattec and (2) the source of such Conflict Minerals, including the smelter name and location.  As part of this supplier contact, the applicable Strattec buyers also requested that the supplier complete the Electronic Industry Citizenship Coalition Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Reporting Template (the "EICC Reporting Template").

Due Diligence Measures Performed.

Strattec's due diligence measures have included the following:

•	Strattec personnel delivered written inquiries requesting that each of the Company's suppliers identify whether there are any necessary Conflict Minerals in the components, parts and raw materials they supply to Strattec.

•	Strattec's written inquiries were accompanied by a request that each supplier complete the EICC Reporting Template. This template along with other Strattec customized tracking sheets provided a method for Strattec to collect representations, statements and data from the suppliers regarding the presence, use, source and chain of custody of Conflict Minerals contained in parts, components or raw materials supplied to Strattec. Strattec has attempted to integrate the OECD Due Diligence Guide framework described above into its existing policies and procedures to facilitate information gathering from its supply chain.

•	In addition to written inquiries of Strattec's supply base, Strattec personnel analyzed statements from suppliers (which are required as part of Strattec's production part approval process) that disclose and quantify the chemical content and hazardous material incorporated into the supplier's finished product (i.e., material data sheets). Strattec analyzed these statements for all parts, components and raw materials supplied to Strattec to see if Strattec could determine if those parts, components and raw materials may contain necessary Conflict Minerals and then compared the results of that analysis to the affirmative statements made by suppliers to Strattec in the EICC Reporting Template and/or any alternative template provided by the supplier. In essence, Strattec's supplier production part approval process serves as an internal control for Conflict Mineral declarations made by suppliers.

•	Strattec personnel initiated numerous follow up requests (both in writing and orally) to obtain responses from all applicable suppliers or to obtain additional information to clarify or address incomplete responses from suppliers.

•	Strattec has updated and modified its Supplier Quality Policy, which is provided to all of the suppliers in Strattec's supply base, to include a policy on cooperating with, and assisting, Strattec in its compliance and reporting obligations under Rule 13p-1.

•	Upon receiving the responses from the suppliers, Strattec personnel then analyzed the supporting documentation received from applicable suppliers regarding the source of necessary Conflict Minerals in the components, parts and raw materials that they supply to Strattec to determine the sufficiency and credibility of each applicable supplier's representations to Strattec as to the source of any necessary Conflict Minerals.

•	As part of the diligence measures undertaken by Strattec, its personnel attempted to have each applicable supplier identify the smelters from which they sourced the applicable necessary Conflict Minerals in the components, parts and raw materials they supply to Strattec. Strattec attempted to independently confirm that those percentage of suppliers that identified the smelter in their certifications or disclosures to us were "DRC conflict free" as identified by programs such as the EICC Conflict Free Smelter program and other similar programs. To accomplish this, Strattec cross-checked the identified smelters against the list of Conflict Free Smelters maintained by these independent organizations. Where no or incomplete responses were received and therefore the smelter has not yet been identified, we are continuing to work with our suppliers to trace and ultimately identify those smelters and their locations. We are also attempting to identify the smelter, notwithstanding the lack of data from the applicable supplier, through other reasonable independent sources and methods, like through our business partners. Our personnel continue to contact the suppliers who have not or who have been unable to identify the applicable smelter to have them continue to employ reasonable efforts to take such reasonably appropriate actions to identify the smelter so that we can confirm the conflict free status of those smelters.

•	We continue to implement written follow-up processes to periodically communicate with non-responsive suppliers or suppliers who reported that their due diligence investigations into the source of the necessary Conflict Minerals they used were ongoing and were not yet determinative. Additionally, Strattec will cooperate with its business partners (including Delphi, ADAC Automotive and WITTE Automotive) in attempting to obtain missing data and information from suppliers.

•	We have established periodic meetings (generally occurring a couple of times a month) for Strattec personnel responsible for our due diligence efforts and related reasonable country of origin inquiries of our supplier base. As part of those meetings, our buyers communicate to Strattec management the status of the reasonable country of origin inquiries and related due diligence procedures and seek input from third party business partners.

•	We now attempt to include in our standard terms and conditions of purchase with our suppliers a requirement that the suppliers (1) identify the country of origin or source of any necessary Conflict Minerals in the raw materials, components or parts they sell to Strattec and (2) cooperate in all reasonable respects with Strattec in determining and verifying the source of any such Conflict Minerals in the raw materials, components or parts provided to us. When we negotiate terms and conditions with our suppliers, we seek to obtain their agreement to these provisions regarding our Conflict Minerals programs and processes.

As a downstream purchaser of Conflict Minerals or parts or components containing Conflict Minerals, Strattec's due diligence measures are only able to provide reasonable, not absolute, assurance regarding the source and chain of custody of necessary Conflict Minerals.  Strattec's due diligence is based on the need to seek data from Strattec's direct suppliers and those suppliers need to seek data from their supply chains to identify the original sources of necessary Conflict Minerals.  These procedures may result in inaccurate or incomplete information, and a number of suppliers of parts, components or raw materials which may contain Conflict Minerals have not responded to certain of our due diligence inquiries and/or have not been able to identify the source and chain of custody of necessary Conflict Minerals contained in parts, components and raw materials supplied to Strattec.  In addition, our conclusions and determinations are based on the information available at the time we conducted our due diligence and reasonable country of origin inquiries and analyzed the results of such diligence and other inquiries, and such information may become out-of-date.

Product Description and Determination.

Despite our good faith, reasonable country of origin inquiries, due to the breadth and complexity of our supply chain and the number of suppliers for which we have not received confirmed responses from for all of our questions regarding the source and chain of custody of the necessary Conflict Minerals in the Products that Strattec manufactures, we currently have not obtained sufficient information from all of our suppliers to determine the origin, name and location of the facilities used to process all of the necessary Conflict Minerals used in the following Products:

•	electronic control modules;
•	printed circuit board assemblies;
•	electric motors, electric actuators and electrical clutches;
•	switches and solenoids;
•	metallic inserts and metal fasteners and terminals;
•	coatings on metal parts; and
•	raw metal steel strip with tin coating.

With respect to calendar year 2015, Strattec conducted a supply-chain survey of the 322 direct suppliers that we identified may contribute necessary Conflict Minerals to our Products.  The overall response rate to this survey was approximately 73%.  In response to our supply-chain survey, our suppliers identified 1,594 operational smelter and refiner facilities which may process the necessary Conflict Minerals contained in the materials provided to Strattec.  Of those facilities, as of May 16, 2016:

•	these smelters processed the following necessary Conflict Minerals: 785 processed gold; 70 processed tantalum; 750 processed tin; and 138 processed tungsten.

•	318 have received a "conflict free" designation from an independent third party audit program or were otherwise certified as "DRC conflict free" by the supplier in a signed declaration to Strattec;

•	1,276 have not yet received a "DRC conflict free" designation either because that have not begun participating in an independent third party audit program or because the supplier was unsure whether they have begun participating or knew that they have not; and

•	all smelters and refiners that we believe may source necessary Conflict Minerals from the Covered Countries have received a "DRC conflict free" designation from an independent third party audit program.

As noted above, as part of our due diligence inquiries we were unable to determine the identity of all of the smelters used by our supply chain to process the necessary Conflict Minerals in the foregoing Products or the country of origin for the necessary Conflict Minerals for such Products.  Despite the foregoing conclusion, we undertook and continue to undertake the due diligence measures and procedures noted herein to attempt to determine the applicable facilities and countries of origin for the necessary Conflict Minerals for the Products, including making numerous follow up inquiries of the applicable suppliers who were nonresponsive and/or who indicated to us that they were still attempting to independently determine the smelter or source of the Conflict Minerals obtained by such suppliers.

On the basis of our due diligence measures as described in this Report, we have concluded in good faith that during this reporting period, the necessary Conflict Minerals contained in our Products that originated or may have originated from the Covered Countries are either DRC conflict free or DRC conflict undeterminable as described below.  We are making this determination, as noted above, because we have insufficient information from suppliers or other sources regarding all of the smelters that processed the necessary Conflict Minerals in certain of our Products to conclude whether those Conflict Minerals originated in the Covered Countries and, if so, whether those Conflict Minerals were from recycled or scrap sources or other conflict free sources.

Our efforts to determine the mine or location of origin of the necessary Conflict Minerals in our products that are DRC conflict undeterminable with the greatest possible specificity consisted of the due diligence measures described in this Report.  In particular, because independent third party audit programs validate whether sufficient evidence exists regarding country, mine and/or location of origin of the conflict minerals that the audited smelter facilities have processed, we relied on the information made available by such programs for the smelters in our supply chain.  Although we have requested that all of the suppliers in our supply chain identify the smelter where the necessary Conflict Minerals are sourced and declare to us whether or not that smelter received a "conflict free" designation by any independent third party audit program, not all of such suppliers have done so or able to do so.  Consequently, we were unable to ascertain the country of origin and/or chain of custody of all necessary Conflict Minerals processed by facilities that contribute to certain of our Products because, for this reporting period, (1) certain smelter facilities identified by our suppliers in our supply chain had not yet received a "conflict free" designation from an independent third party audit program, (2) certain suppliers in our supply chain did not respond to our requests for country of origin or chain of custody information on the smelters that they source from, or (3) certain suppliers in our supply chain did not have contact details available to establish communication to request country of origin or chain of custody information from the underlying smelter.

Planned Risk Mitigation Steps.

During calendar 2016, the Company intends to undertake the following steps to mitigate the risk that the Conflict Minerals necessary to the functionality of its Products benefit armed groups in the Covered Countries, including taking the additional due diligence steps noted below:

•	Strattec intends to continue to obtain additional information from our suppliers of parts, components or raw materials that may contain necessary Conflict Minerals to confirm from such suppliers that such Conflict Minerals either do not originate in a Covered Country or do not benefit armed groups in the Covered Countries.

•	Strattec intends to continue to certify its existing suppliers and certify new suppliers annually through documentation and identification of smelters, including continuing to request information and supporting data from each supplier of raw materials, components or parts to Strattec that contain Conflict Minerals during 2016 by utilizing the EICC Reporting Template and other Strattec customized tracking sheets for organizing information and requesting responses that identifies the applicable material down to the smelter.

•	Strattec will continue to follow its due diligence process to review and validate supplier responses that are obtained in support of Strattec's 2016 Conflict Minerals reporting.

•	Strattec will continue to independently confirm that the smelters that have been identified by suppliers in their certifications or disclosures to us are in fact conflict free as identified by programs such as the EICC Conflict Free Smelter program and other similar programs. Strattec is accomplishing this by checking the identified smelters against the list of Conflict Free Smelters.

•	Strattec will maintain documents and records electronically regarding the source of necessary Conflict Minerals used by its suppliers.

•	Strattec will continue to seek agreement from its suppliers to include a Conflict Minerals clause in Strattec's standard terms and conditions of purchase and Strattec will review all current or open purchase orders to determine whether an amendment is appropriate to include similar provisions regarding supplier cooperation with Strattec in its compliance with Rule 13p-1.

•	Strattec will, through its research, development and manufacturing personnel, analyze and work to incorporate other materials and components in its Products that do not use Conflict Minerals where it is commercially reasonable and viable to do so.

Forward-Looking Statements.

This Conflict Minerals Report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") that are intended to come within the safe harbor protection provided by the Act.  Forward-looking statements in this Conflict Minerals Report include statements regarding future risk mitigation and due diligence steps the Company intends to take relating to Conflict Minerals.  By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.  Factors that could materially affect the Company's ability to complete intended due diligence steps include an inability to complete sourcing of necessary raw materials and components, procurement savings and productivity changes, diversification efforts in emerging markets, cooperation by suppliers in our due diligence efforts, future legal and regulatory developments relating to Conflict Minerals and other factors which are identified in the Company's press releases, shareholder communications and SEC filings, including the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2015.

Independent Private Sector Audit of this Report

We obtained an independent private sector audit of this Report by Sikich LLP, which is set forth as Exhibit A to this Report.

Exhibit A

INDEPENDENT ACCOUNTANT’S REPORT

To the Board of Directors and Stockholders
of STRATTEC SECURITY CORPORATION

We have examined management’s assertion, included in the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, that the design of STRATTEC SECURITY CORPORATION (the “Company” or “STRATTEC”) due diligence framework is in conformity with the criteria set forth in the Organization of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Due Diligence Guidance”), and whether the Company’s description of the due diligence measures it performed, as set forth in Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Summary of STRATTEC’s Due Diligence and Reasonable Country of Origin Process section of the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance;
•	The completeness of the Company’s description of the due diligence measures performed;
•	The suitability of the design or operating effectiveness of the Company’s due diligence process;
•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance;
•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof; or
•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products.

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than the design of the Company’s due diligence framework as set forth in the Summary of STRATTEC’s Due Diligence and Reasonable Country of Origin Process of the Conflict Minerals Report section and the Company’s description of the due diligence measures it performed, as set forth in the Due Diligence Measures Performed section referenced in the first paragraph above.

In our opinion the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2015, as set forth in the Summary of STRATTEC’s Due Diligence and Reasonable Country of Origin Process of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and the Company’s description of the due diligence measures it performed as set forth in the Due Diligence Measures Performed of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ Sikich LLP

Brookfield, Wisconsin
May 25, 2016